EXHIBIT 11-1


              STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
                              POORE BROTHERS, INC.

                                                                      Three Months Ended March 31,
                                                                 ---------------------------------------
                                                                       1997               1996
                                                                       ----               ----


Net Loss.................................................          $  (478,420)      $  (203,884)
                                                                   ------------      ------------

Weighted average common shares outstanding...............            6,960,362         3,585,733

Common stock equivalents from stock options and warrants                     *           568,522 (1)

                                                                   ------------     -------------
Total weighted average common shares outstanding.........            6,960,362         4,154,255
                                                                   ------------     -------------

Loss per common share and common share equivalent........          $      (.07)     $       (.05)
                                                                 --------------     -------------

(1) Anti-dilutive common stock equivalents included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 83.

*        Not included as they are anti-dilutive.
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